Exhibit 10.7

Sunoco, Inc.
1818 Market Street Ste 1500
Philadelphia, PA 19103-3687

March 1, 2012

Mr. Brian P. MacDonald

Sunoco, Inc.

1818 Market Street, Suite 1500

Philadelphia, PA 19103

Dear Brian:

Contained herein are the specifics of the compensation arrangements between you and Sunoco, Inc. (“Sunoco”) in connection with your promotion to Chief Executive Officer (“CEO”) and President of Sunoco on March 1, 2012 (the “Promotion Date”) and your election to the Board of Directors of Sunoco (the “Sunoco Board”). As CEO you will report directly to the Sunoco Board and have all of the customary authorities, duties and responsibilities that accompany being the CEO and President of a public company.

Compensation

As of the Promotion Date, your annual rate of salary will be $1,000,000 (“Salary”) and, for years after 2012, your target annual bonus under Sunoco’s annual bonus plan will be 145% of your Salary, for total annualized target cash compensation of $2,450,000. For 2012, your target annual bonus will be $1,307,500, taking into account your annual rate of salary and target bonus percentage described in the preceding sentence for the portion of 2012 on and following the Promotion Date, and your annual rate of salary ($700,000) and your target annual bonus percentage (85%) for the portion of 2012 prior to the Promotion Date.

At the February 29, 2012 meeting of the Compensation Committee of the Sunoco Board (the “Compensation Committee”), you were granted an equity award having an aggregate value of $4,000,000. Sixty percent of this award is in the form of performance common stock units (“PCSUs”) and forty percent of this award is in the form of restricted share units (“RSUs”). The actual number of PCSUs and RSUs granted was determined by dividing the targeted value by the closing price of Sunoco common stock on the date of grant, rounded down to the nearest whole number of units. The PCSUs will measure Sunoco’s performance throughout calendar years 2012,2013 and 2014. The RSUs shall vest in three equal annual installments on the first, second and third anniversaries of the date of grant, subject to continued employment through the applicable vesting date. The equity grants will be made under Sunoco’s Long-Term Performance Enhancement Plan III (the “LTPEP III”), and you will receive separate award documents.

Mr. Brian P. MacDonald

March 1, 2012

You will be eligible to receive equity grants with an annual target value of 400% of your Salary in connection with the 2013 and subsequent equity grant cycles that occur while you are employed by Sunoco. However, the target value is not guaranteed to be granted to you, and the actual value of the equity grant (which may be higher or lower than the target), the equity award mix and the applicable performance metrics will be determined at the discretion of the Compensation Committee. Future equity grants, if any, will be made under Sunoco’s then current equity plan (currently the LTPEP III) and you will receive separate award documents in respect of any such equity grants.

Election as Chair of the Board of Directors of Sunoco and SXL

Effective May 3, 2012, each of the Sunoco Board and the Board of Directors of Sunoco Logistic Partners L.P. (the “SXL Board”) will take action to appoint you as Chair of the Sunoco Board and the SXL Board, respectively.

Stock Ownership Guidelines

Sunoco executives are subject to stock ownership guidelines. The ownership guidelines, expressed as a multiple of annual base salary, vary by job level. For the CEO, the guideline is currently six times annual base salary. You are expected to meet that guideline within 5 years of the Promotion Date.

Vacation

You will be entitled to 25 days of paid vacation annually. In addition, you will also be allocated two paid floating holidays each year. These floating holidays are in addition to the normal holidays designated by Sunoco.

Benefits

Sunoco provides a full range of benefits for most of its salaried employees, including comprehensive health plans, disability, life insurance, and savings plans. Your memberships in certain, limited clubs used strictly for business purposes will be paid for by Sunoco. Sunoco has a policy of supporting its executives who serve on non-profit organizations through matching contributions (subject to certain limitations).

You will be entitled and encouraged to have a thorough physical examination performed annually at no cost to you.

You will continue to participate in the Sunoco savings plan (the “SunCap Plan”), which matches your contributions up to 5% of you base pay. The SunCap Plan also has a profit-sharing feature. This profit-sharing contribution is discretionary on the part of Sunoco, and can be made in any amount up to 3% of your base pay. Matching and profit-sharing amounts in excess of statutory limits will be provided in Sunoco’s non-qualified Savings Restoration Plan.

Mr. Brian P. MacDonald

March 1, 2012

Every executive of Sunoco, including the CEO, is an employee at will. You will continue to be eligible to participate in the Sunoco, Inc. Executive Severance Plan (taking into account your status as CEO), which provides for severance benefits in the event of an involuntary termination of employment other than for cause, and the Sunoco, Inc. Special Executive Severance Plan (taking into account your status as CEO), which provides severance benefits to an executive whose employment is involuntarily terminated or who resigns for good reason in connection with or following a change in control.

You will have only two perquisites as CEO - free parking at corporate headquarters, and reasonable, limited personal use of the corporate aircraft for safety/security reasons, including the ability to have a spouse and/or family member accompany you on business or personal trips. In accordance with company policy, you will not be grossed up for taxes you incur in connection with the free parking or travel on the company aircraft that has a non-business, personal use. These perquisites are subject to the annual review of perquisites conducted by the Compensation Committee, and in any event the access to corporate aircraft will cease when Sunoco no longer owns an interest in any aircraft.

More complete descriptions of Sunoco’s plans, including the summary plan descriptions and plan documents, are available to you. The Sunoco Board and/or Sunoco reserves the right to make changes to its employee policies, procedures, and plans at any time.

Indemnification and D&O Insurance

You will continue to receive indemnification and directors’ and officers’ insurance coverage pursuant to the terms and conditions of the Sunoco Amended and Restated Indemnification Agreement, as amended from time to time.

Mr. Brian P. MacDonald

March 1, 2012

Please review this letter. If you elect to accept the terms of this letter, please sign and return to us as a counterpart signature page. This letter agreement will be effective if signed in counterparts, and delivery of a signature page is effective to bind the parties to this letter agreement.

Sincerely,

/s/ JOHN K. WULFF
John K. Wulff
Chair, Sunoco, Inc. Compensation Committee of the Board of Directors

I accept this offer to be Chief Executive Officer and President, Sunoco, Inc. on the terms set forth above.

/s/ BRIAN P. MacDONALD
Brian P. MacDonald

cc:	John P. Jones, III

Dennis Zeleny